PRESS RELEASE
APRIL 1, 2004
PATAPSCO BANCORP, INC.                             FOR IMMEDIATE RELEASE
                                                   ---------------------

For further information contact:
                                                   Joseph J. Bouffard, President
                                                   (410) 285-9327


                             PATAPSCO BANCORP, INC.
                     ACQUIRES PARKVILLE FEDERAL SAVINGS BANK


Baltimore, Maryland - Patapsco Bancorp, Inc. (OTC Bulletin Board: PATD)

Patapsco Bancorp, Inc. announced that on April 1, 2004, its wholly-owned subsidiary, The Patapsco Bank, completed the acquisition of Parkville Federal Savings Bank ("Parkville"), headquartered in Baltimore County, Maryland for an aggregate purchase price of $4,192,733. In the transaction, each share of Parkville common stock issued and outstanding at the effective time of the acquisition was converted into the right to receive $62.51 in cash.

On April 1, 2004, Parkville was merged with and into The Patapsco Bank. Prior to the acquisition, Parkville operated three offices in Baltimore County and Baltimore City, Maryland.

At December 31, 2003, Parkville had total assets of $49.3 million, deposits of $45.7 million and total stockholders' equity of $3.35 million. At December 31, 2003, Patapsco Bancorp had total assets of $166 million, total deposits of $118.9 million and total stockholders' equity of $16.1 million.

"With the completion of the acquisition of Parkville, we have expanded our market in Baltimore County and Baltimore City, Maryland and the surrounding communities", stated Joseph Bouffard, President and Chief Executive Officer of Patapsco Bancorp. "We are looking forward to offering our banking services to our new customers."

The Patapsco Bank serves Baltimore County and the surrounding communities, including lending efforts in Harford and Cecil Counties, Maryland, from its main office located at 1301 Merritt Boulevard, Dundalk, Maryland and its two branch offices located at 1844 E. Joppa Road, Baltimore, Maryland and 8705 Harford Road, Baltimore, Maryland.